Exhibit 99

FOR IMMEDIATE RELEASE:
Contact:
David P. Boyle
Executive Vice President & CFO
Phone 717.530.2294
77 East King Street | Shippensburg PA

Orrstown Financial Services, Inc. Announces Second Quarter Earnings of $1.5 Million
And Quarterly Cash Dividend of $0.07 Per Share

•	Net income for the three months ended June 30, 2015 totaled $1.5 million, or $0.18 per diluted share, compared to $2.9 million, or $0.35 per diluted share, for the same period in 2014.

•	Net income for the six months ended June 30, 2015 totaled $4.0 million, or $0.49 per diluted share, compared to $4.9 million, or $0.60 per diluted share, for the same period in 2014.

•	Gross loans outstanding, excluding loans held for sale, increased $46.6 million, or 6.6%, for the six months ended June 30, 2015 and totaled $751.5 million.

•	The allowance for loan losses remained strong and totaled 1.84% of total loans outstanding and 135.0% of nonaccrual loans at June 30, 2015.

•	The Board of Directors declared a cash dividend of $0.07 per common share, payable August 20, 2015, to shareholders of record as of August 7, 2015.

SHIPPENSBURG, PA (July 22, 2015) -- Orrstown Financial Services, Inc. (the “Company”) (NASDAQ: ORRF), the parent company of Orrstown Bank (the “Bank”), announced earnings for the three and six months ended June 30, 2015. Net income was $1.5 million for the three months ended June 30, 2015, compared to $2.9 million for the same period in 2014. For the six months ended June 30, 2015, net income was $4.0 million, compared to $4.9 million for the same period in 2014. Diluted earnings per share amounted to $0.18 and $0.49 for the three and six months ended June 30, 2015, compared to $0.35 and $0.60 for the same periods in 2014. Operating results for the first two quarters of 2015 were influenced by the recording of income tax expense, whereas in 2014 no expense was recorded due to the valuation allowance on the net deferred tax asset.

Thomas R. Quinn, Jr., President and Chief Executive Officer, stated, “We have continued the momentum established in the first quarter, particularly as it relates to loan growth. We are seeing steady loan demand in all segments and are pleased to report annualized loan growth of over 13%. We are also excited about the welcome we have received since we opened our first full service branch in Lancaster County, Pennsylvania on June 1st. The demographics of this market are strong and we look forward to expanding the Orrstown Bank brand in this region."

OPERATING RESULTS

Net Interest Income

Net interest income totaled $8.6 million for the three months ended June 30, 2015, a 1.2% increase compared to the same period in 2014. For the six months ended June 30, 2015, net interest income was $16.9 million, a 0.6% decrease compared to the six months ended June 30, 2014. Net interest margin on a fully tax-equivalent basis was 3.18% for the three and six months ended June 30, 2015, compared to 3.18% and 3.24% for same periods in 2014. Despite higher average balances in loans during 2015 as compared to 2014, the impact of the flattening yield curve negatively impacted the Company's net interest margin for the six months ended June 30, 2015 compared to the same period in 2014. Maturing loans and securities were reinvested at lower rates; however, lowering rates on our deposits to the same extent was not feasible.

Provision for Loan Losses

The Company recorded no provision for loan losses for the three and six months ended June 30, 2015 and 2014. In calculating the required provision for loan losses, both quantitative and qualitative factors are considered in the determination of the adequacy of the allowance for loan losses. For all periods presented, the favorable historical charge-off data combined with relatively stable economic and market conditions has resulted in the conclusion that no additional provision for loan losses was required to offset net charge-offs, nor were additional reserves needed on impaired loans, or for loan growth experienced during the periods.

Asset quality ratios have remained strong. The allowance for loan losses of $13.9 million at June 30, 2015, represents 1.84% of total loans and 135.0% of nonperforming loans. Classified loans, defined as loans rated substandard, doubtful or loss, totaled $29.1 million at June 30, 2015, or less than 4.0% of total loans. Classified loans have increased slightly since December 31, 2014 when they totaled $28.2 million.

Noninterest Income

Total noninterest income, excluding securities gains, remained consistent in 2015 compared to 2014, and totaled $4.5 million and $8.4 million for the three and six months ended June 30, 2015. Mortgage banking activities generated revenue of $793 thousand and $1.3 million for the three and six months ended June 30, 2015, compared to $562 thousand and $1.0 million for the same periods in 2014. Favorable real estate and interest rate conditions led to the increase in mortgage banking revenues. The increase in mortgage banking income offset the decline in service charges on deposit accounts, which totaled $1.3 million and $2.5 million for the three and six months ended June 30, 2015, compared to $1.4 million and $2.7 million for the same periods in 2014. The Company continues to experience declines in service charges on deposits and other services charges. In particular, insufficient funds charges continue to trend downward reflecting changing consumer spending behavior patterns.

Securities gains totaled $353 thousand and $1.9 million for the three and six months ended June 30, 2015, compared to $602 thousand and $1.2 million for the same periods in 2014. For all periods, asset/liability management strategies and interest rate conditions resulted in gains on sales of securities, as market conditions presented opportunities to realize earnings on securities through gains, while funding the cash requirements of lending activity.

Noninterest expenses

Noninterest expenses totaled $11.7 million and $22.2 million for the three and six months ended June 30, 2015, compared to $10.8 million and $21.7 million for the corresponding prior year periods.

Salaries and employee benefits increased 4.7% and 3.1% for the three and six months ended June 30, 2015 compared to the corresponding periods in 2014, and totaled $6.2 million and $12.1 million. The 2015 results were negatively impacted by severance costs that totaled approximately $360 thousand recognized in the second quarter of 2015. Data processing costs of $480 thousand and $947 thousand for the three and six months ended June 30, 2015 represent an increase of $112 thousand and $198 thousand for the same periods in 2014, due to higher volumes and costs associated with more sophisticated product and service offerings. Professional services expenses, which includes legal fees, accounting and consulting, totaled $820 thousand and $1.3 million for the three and six months ended June 30, 2015, compared to $548 thousand and $1.2 million for the same periods in 2014. The increase in professional services is primarily the result of costs associated with certain legal matters. Taxes other than income totaled $226 thousand and $452 thousand for the three and six months ended June 30, 2015, an approximate 44.0% increase over the same periods in 2014 as Pennsylvania’s Bank Shares tax is based on shareholders’ equity at the beginning of the year. A combination of 2014’s earnings, and unrealized gains on securities, net of tax, resulted in the increase in this equity-based tax. Included in other operating expenses are losses associated with loans sold on the secondary market for credit enhancements that the Company provided to the investor. For the three and six months ended June 30, 2015, these credit enhancement losses were $244 thousand and $267 thousand higher than for the same periods in 2014.

Offsetting the unfavorable variances were decreases in FDIC insurance premiums, occupancy, furniture and equipment expenses and collection and problem loan expenses. FDIC insurance premiums produced the greatest dollar and percentage decline, and totaled $184 thousand and $430 for the three and six months ended June 30, 2015, compared to $359 thousand and $823 thousand for the same periods in 2014, a decline of 47.8% on a year-to-date basis. This decline in FDIC insurance premiums is due to a decrease in the assessment rate as the Company’s risk profile continued

to improve. Occupancy, furniture and equipment expense of $1.3 million and $2.7 million for the three and six months ended June 30, 2015 represent a decrease of $37 thousand and $141 thousand compared to the same periods in 2014, due principally to lower depreciation charges and losses on disposal of equipment in the first quarter of 2014 of $46 thousand for assets that were retired early. Collection and problem loan expense totaled $102 thousand and $198 thousand for the three and six months ended June 30, 2015, decreases of $57 thousand and $120 thousand for the corresponding periods in the prior year, and reflects improvement in the level of classified loans between the two periods.

Income Taxes

Income tax expense totaled $321 thousand and $1.0 million for the three and six months ended June 30, 2015, compared to $0 for the same periods in 2014. On a year to date basis through June 30, 2015, the effective tax rate was 20.7%.

As of December 31, 2014, the Company recaptured its entire valuation allowance on deferred tax assets which had previously been established. It was determined that with significant improvements in asset quality, strengthened capital ratios, and nine consecutive quarters of profitability, combined with improving market and economic conditions, maintaining a valuation allowance was no longer required. As a result of the reversal of the valuation allowance in the fourth quarter of 2014, income tax expense has resulted in 2015, whereas no provision for income taxes was required in the first two quarters of 2014.

FINANCIAL CONDITION

Assets totaled $1.2 billion at June 30, 2015, an increase of $42.3 million, or 3.6%, from December 31, 2014. Gross loans, excluding those held for sale, totaled $751.5 million at June 30, 2015, an increase of $46.6 million, or 6.6% (13.2% annualized), from $704.9 million at December 31, 2014. Growth was experienced primarily in the commercial real estate and residential mortgage loan segments.

Total deposits were $962.9 million at June 30, 2015, a 1.4% increase from $949.7 million at December 31, 2014. Non-interest bearing deposits increased significantly, from $116.3 million at December 31, 2014 to $142.8 million at June 30, 2015. Loan growth was funded through the increase in deposits supplemented with funding from advances from the Federal Home Loan Bank.

Shareholders’ Equity

Shareholders’ equity totaled $130.3 million at June 30, 2015, an increase of $3.0 million, or 2.4%, from $127.3 million at December 31, 2014. This increase was primarily the result of net income of $4.0 million for the six months ended June 30, 2015, offset partially with an $831 thousand decrease in accumulated other comprehensive income and dividends of $579 thousand.

Effective January 1, 2015, the Basel III Capital Rules previously approved by the Board of Governors of the Federal Reserve System substantially revised the risk-based capital requirements applicable to the Company and the Bank, as compared to the U.S. risk-based capital rules which were in effect through December 31, 2014. Under the new guidelines, the Company and the Bank continue to meet all regulatory minimums required to be well capitalized.

Asset Quality

Risk assets, defined as nonaccrual loans, restructured loans, loans past due 90 days or more and still accruing, and other real estate owned totaled $12.5 million at June 30, 2015, down approximately 24.1% from $16.5 million at December 31, 2014. Company personnel continue to work through risk assets in order to reduce the level of nonperforming assets and the risk of future credit losses.

The allowance for loan losses totaled $13.9 million at June 30, 2015, a decrease of $895 thousand from $14.7 million at December 31, 2014, due to net charge-offs recorded during the period, with no provision for loan losses. Despite the reduction in the allowance for loan losses balance, allowance coverage metrics remain strong, with the allowance for loan losses to total loans ratio at 1.84% at June 30, 2015, total nonperforming loans to loans of 1.37%, and the allowance for loan losses to nonaccrual loans coverage ratio at 135.0%.

Operating Highlights (Unaudited):
	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(Dollars in thousands, except per share data)	2015	2014	2015	2014

Net income	$1,502	$2,873	$3,964	$4,851
Diluted earnings per share	$0.19	$0.35	$0.49	$0.60
Dividends per share	$0.07	$0.00	$0.07	$0.00
Return on average assets	0.50%	0.97%	0.67%	0.83%
Return on average equity	4.58%	11.65%	6.12%	10.14%
Net interest income	$8,598	$8,500	$16,913	$17,016
Net interest margin	3.18%	3.18%	3.18%	3.24%

Balance Sheet Highlights (Unaudited):
	June 30,	December 31,	June 30,
(Dollars in thousands, except per share data)	2015	2014	2014

Assets	$1,232,783	$1,190,443	$1,167.308
Loans, gross	751,530	704,946	678,854
Allowance for loan losses	(13,852)	(14,747)	(20,425)
Deposits	962,854	949,704	981,705
Shareholders' equity	130,262	127,265	102,452

ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30,	December 31,	June 30,
(Dollars in thousands)	2015	2014	2014
Assets
Cash and cash equivalents	$23,794	$31,409	$40,012
Securities available for sale	376,436	376,199	389,961

Loans held for sale	4,130	3,159	2,109

Loans	751,530	704,946	678,854
Less: Allowance for loan losses	(13,852)	(14,747)	(20,425)
Net loans	737,678	690,199	658,429

Premises and equipment, net	24,314	24,800	25,967
Other assets	66,431	64,677	50,830
Total assets	$1,232,783	$1,190,443	$1,167,308

Liabilities
Deposits:
Non-interest bearing	$142,790	$116,302	$121,904
Interest bearing	820,064	833,402	859,801
Total deposits	962,854	949,704	981,705
Borrowings	127,931	101,554	69,274
Accrued interest and other liabilities	11,736	11,920	13,877
Total liabilities	1,102,521	1,063,178	1,064,856

Shareholders' Equity
Common stock	436	430	422
Additional paid - in capital	123,829	123,392	123,169
Retained earnings (accumulated deficit)	5,272	1,887	(22,404)
Accumulated other comprehensive income	745	1,576	1,285
Treasury stock	(20)	(20)	(20)
Total shareholders' equity	130,262	127,265	102,452
Total liabilities and shareholders' equity	$1,232,783	$1,190,443	$1,167,308

ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(Dollars in thousands, except per share data)	2015	2014	2015	2014
Interest and dividend income
Interest and fees on loans	$7,749	$7,292	$15,076	$14,733
Interest and dividends on investment securities	1,819	2,293	3,720	4,453
Total interest and dividend income	9,568	9,585	18,796	19,186
Interest expense
Interest on deposits	780	960	1,557	1,916
Interest on borrowings	190	125	326	254
Total interest expense	970	1,085	1,883	2,170
Net interest income	8,598	8,500	16,913	17,016
Provision for loan losses	0	0	0	0
Net interest income after provision for loan losses	8,598	8,500	16,913	17,016

Noninterest income
Service charges on deposit accounts	1,299	1,412	2,492	2,681
Trust department and brokerage income	1,746	1,788	3,430	3,444
Mortgage banking activities	793	562	1,313	1,021
Other income	692	774	1,134	1,231
Investment securities gains	353	602	1,882	1,199
Total noninterest income	4,883	5,138	10,251	9,576

Noninterest expenses
Salaries and employee benefits	6,158	5,879	12,058	11,691
Occupancy, furniture and equipment	1,325	1,362	2,692	2,833
Data processing	480	368	947	749
Advertising and bank promotions	324	218	569	643
FDIC insurance	184	359	430	823
Professional services	820	548	1,332	1,176
Collection and problem loan	102	159	198	318
Real estate owned expenses	49	33	74	60
Taxes, other than income	226	156	452	314
Other operating expenses	1,990	1,683	3,412	3,134
Total noninterest expenses	11,658	10,765	22,164	21,741
Income before income tax	1,823	2,873	5,000	4,851
Income tax expense	321	0	1,036	0
Net income	$1,502	$2,873	$3,964	$4,851

Per share information:
Basic earnings per share	$0.19	$0.35	$0.49	$0.60
Diluted earnings per share	0.18	0.35	0.49	0.60
Dividends per share	0.07	0.00	0.07	0.00
Average shares and common stock equivalents outstanding	8,138,430	8,109,532	8,136,462	8,108,599

ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable Equivalent Basis (Unaudited)

	Three Months Ended
	June 30, 2015			June 30, 2014
		Tax	Tax		Tax	Tax
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$14,429	$17	0.47%	$12,375	$7	0.24%
Securities	369,368	1,878	2.04	432,335	2,390	2.22
Loans	744,542	8,021	4.32	677,963	7,589	4.49
Total interest-earning assets	1,128,339	9,916	3.52	1,122,673	9,986	3.57
Other assets	82,987			61,222
Total	$1,211,326			$1,183,895
Liabilities and Shareholders' Equity
Interest bearing demand deposits	$502,182	$225	0.18	$484,709	$208	0.17
Savings deposits	84,366	34	0.16	84,749	34	0.16
Time deposits	230,937	521	0.90	311,890	718	0.92
Short term borrowings	94,953	81	0.34	44,284	31	0.28
Long term debt	24,700	109	1.77	23,146	94	1.63
Total interest bearing liabilities	937,138	970	0.42	948,778	1,085	0.46
Non-interest bearing demand deposits	132,063			122,584
Other	10,617			13,615
Total Liabilities	1,079,818			1,084,977
Shareholders' Equity	131,508			98,918
Total	$1,211,326			$1,183,895
Net interest income (FTE)/net interest spread		8,946	3.10%		8,901	3.11%
Net interest margin			3.18%			3.18%
Tax-equivalent adjustment		(348)			(401)
Net interest income		$8,598			$8,500

NOTES: Yields and interest income on tax-exempt assets have been computed on a fully taxable equivalent basis assuming a 35% tax rate.
For yield calculation purposes, nonaccruing loans are included in the average loan balance.

ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable Equivalent Basis (Unaudited)

	Six Months Ended
	June 30, 2015			June 30, 2014
		Tax	Tax		Tax	Tax
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$21,957	$43	0.39%	$12,637	$15	0.24%
Securities	363,037	3,783	2.10	422,703	4,668	2.23
Loans	729,022	15,622	4.32	675,178	15,330	4.58
Total interest-earning assets	1,114,016	19,448	3.52	1,110,518	20,013	3.63
Other assets	82,346			61,101
Total	$1,196,362			$1,171,619
Liabilities and Shareholders' Equity
Interest bearing demand deposits	$503,277	$444	0.18	$481,556	$394	0.16
Savings deposits	86,007	68	0.16	82,586	67	0.16
Time deposits	232,981	1045	0.90	311,295	1455	0.94
Short term borrowings	86,708	141	0.33	47,484	64	0.27
Long term debt	20,430	185	1.83	20,551	190	1.86
Total interest bearing liabilities	929,403	1,883	0.41	943,472	2,170	0.46
Non-interest bearing demand deposits	125,501			119,415
Other	10,890			12,289
Total Liabilities	1,065,794			1,075,176
Shareholders' Equity	130,568			96,443
Total	$1,196,362			$1,171,619
Net interest income (FTE)/net interest spread		17,565	3.11%		17,843	3.17%
Net interest margin			3.18%			3.24%
Tax-equivalent adjustment		(652)			(827)
Net interest income		$16,913			$17,016

NOTES: Yields and interest income on tax-exempt assets have been computed on a fully taxable equivalent basis assuming a 35% tax rate.
For yield calculation purposes, nonaccruing loans are included in the average loan balance.

Nonperforming Assets / Risk Elements (Unaudited)

	June 30,	March 31,	December 31,	June 30,
(Dollars in thousands)	2015	2015	2014	2014

Nonaccrual loans (cash basis)	$10,261	$13,888	$14,432	$20,528
Other real estate (OREO)	1,062	1,431	932	1,415
Total nonperforming assets	11,323	15,319	15,364	21,943
Restructured loans still accruing	1,004	1,096	1,100	6,104
Loans past due 90 days or more and still accruing	171	0	0	123
Total risk assets	$12,498	$16,415	$16,464	$28,170

Loans 30-89 days past due	$1,984	$1,631	$1,612	$5,614

Asset quality ratios:
Total nonaccrual loans to loans	1.37%	1.91%	2.05%	3.02%
Total nonperforming assets to assets	0.92%	1.29%	1.29%	1.88%
Total nonperforming assets to total loans and OREO	1.50%	2.10%	2.18%	3.23%
Total risk assets to total loans and OREO	1.66%	2.25%	2.33%	4.14%
Total risk assets to total assets	1.01%	1.38%	1.38%	2.41%

Allowance for loan losses to total loans	1.84%	1.99%	2.09%	3.01%
Allowance for loan losses to nonaccrual loans	135.00%	104.13%	102.18%	99.50%
Allowance for loan losses to nonaccrual and restructured loans still accruing	122.96%	96.51%	94.95%	76.69%

Roll Forward of Allowance for Loan Losses (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(Dollars in thousands)	2015	2014	2015	2014

Balance at beginning of period	$14,461	$20,497	$14,747	$20,965
Provision for loan losses	0	0	0	0
Recoveries	50	502	99	562
Loans charged-off	(659)	(574)	(994)	(1,102)
Balance at end of period	$13,852	$20,425	$13,852	$20,425

About the Company

With over $1.2 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiary, Orrstown Bank, provide a wide range of consumer and business financial services through twenty-two banking offices and two remote service facilities located in Cumberland, Franklin, Lancaster and Perry Counties, Pennsylvania and Washington County, Maryland. Orrstown Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the FDIC. Orrstown Financial Services, Inc.’s stock is traded on the NASDAQ Capital Market under the symbol ORRF. For more information about Orrstown Financial Services, Inc. and Orrstown Bank, visit www.orrstown.com.

Cautionary Note Regarding Forward-looking Statements:

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, including, without limitation, statements related to the momentum we have established during the first half of the year, particularly loan growth and demand in loan segments, the strength of the demographics in the Lancaster, Pennsylvania market and the welcoming that market provided to the Company. Actual results and trends could differ materially from those set forth in such statements and there can be no assurances that we will be able to continue the momentum we have established during the first half of the year, particularly loan growth and demand in loan segments, or that the demographics of the Lancaster, Pennsylvania market will strong. Factors that could cause actual results to differ from those expressed or implied by the forward looking statements include, but are not limited to, the following: ineffectiveness of the Company's business strategy due to changes in current or future market conditions; the effects of competition, including industry consolidation and development of competing financial products and services; changes in laws and regulations, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; interest rate movements; changes in credit quality; inability to raise capital, if necessary, under favorable conditions; volatilities in the securities markets; deteriorating economic conditions; and other risks and uncertainties, including those detailed in Orrstown Financial Services, Inc.'s Form 10-K for the fiscal year ended December 31, 2014 and Form 10-Q for the quarter ended March 31, 2015 under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” and in other filings made with the Securities and Exchange Commission. The statements are valid only as of the date hereof and Orrstown Financial Services, Inc. disclaims any obligation to update this information.
The review period for subsequent events extends up to and includes the filing date of a public company’s financial statements, when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information presented in this announcement is subject to change.

####